EXHIBIT 99.1

AVX Corporation Announces Preliminary First Quarter Results

GREENVILLE, S.C. – July 27, 2015 -- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the first quarter ended June 30, 2015.

Chief Executive Officer and President, John Sarvis, stated, “We completed our first quarter of the fiscal year with sales of $300.5 million for the quarter, generally in line with expectations. Solid operating results continued with operating profit of $48.7 million, reflecting our focus on the sale of higher margin value-added components coupled with cost control. Orders for our components and interconnect devices reflected our customers’ cautious expectations for end market growth in the midst of stable component delivery lead times. We continue to be optimistic that the continuing evolution of new electronic devices will provide growth opportunities during the latter part of the fiscal year as global stability and economic confidence gain traction.”

For the quarter ended June 30, 2015, net income was $35.6 million, or $0.21 per diluted share.

Chief Financial Officer, Kurt Cummings, stated, “Our balance sheet remains strong with cash, cash equivalents and short and long-term investments in securities of $936.0 million and no debt, allowing us substantial flexibility for investments in potential acquisitions, materials, equipment and people to support future growth. We continued to use our resources to provide value to our stockholders during the quarter by paying $17.6 million in dividends to stockholders and using $3.4 million to repurchase shares of AVX stock on the open market.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	June 30,
	2014	2015
Net sales	$350,589	$300,516
Cost of sales	265,412	223,342
Gross profit	85,177	77,174
Selling, general & admin. expense	29,624	28,508
Profit from operations	55,553	48,666
Other income, net	718	1,516
Income before income taxes	56,271	50,182
Provision (benefit) for taxes	15,500	14,553
Net income	$40,771	$35,629

Basic income per share	$0.24	$0.21
Diluted income per share	$0.24	$0.21

Weighted average common shares outstanding:
Basic	168,156	168,091
Diluted	168,395	168,372

Sales in our Asian region for the quarter ended June 30, 2014 included $11.4 million of sales of Kyocera Resale Connector products compared to sales of $1.1 million for the quarter ended June 30, 2015. As previously disclosed, effective April 1, 2015, Kyocera began selling such Kyocera manufactured connectors in Asia using Kyocera’s sales force rather than having AVX resell such products in that region.

AVX CORPORATION

Consolidated Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	June 30,
	2015	2015
Assets
Cash and cash equivalents	$381,605	$322,441
Short-term investments in securities	461,901	497,655
Accounts receivable, net	188,992	172,243
Inventories	535,912	530,649
Other current assets	176,142	136,601
Total current assets	1,744,552	1,659,589
Long-term investments in securities	150,029	115,918
Property, plant and equipment, net	199,842	200,969
Goodwill and other intangibles	275,638	274,380
Other assets	88,954	91,879

TOTAL ASSETS	$2,459,015	$2,342,735

Liabilities and Stockholders' Equity
Accounts payable	$76,043	$62,096
Income taxes payable and accrued expenses	190,266	67,939
Total current liabilities	266,309	130,035
Other liabilities	60,743	57,974

TOTAL LIABILITIES	327,052	188,009

TOTAL STOCKHOLDERS' EQUITY	2,131,963	2,154,726

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,459,015	$2,342,735

This Press Release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this Press Release are forward-looking. The forward-looking information may include, among other information, statements concerning our outlook for fiscal year 2016, overall volume and pricing trends, potential for future growth, cost reduction and acquisition strategies and their anticipated results, expectations for research and development, and capital expenditures. There may also be other statements of expectations, beliefs, outlook, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect management's expectations and are inherently uncertain. The forward-looking information and statements in this Press Release are subject to risks and uncertainties, including those discussed in our Annual Report on Form 10-K for fiscal year ended March 31, 2015, that could cause actual results to differ materially from those expressed in or implied by the information or statements herein. Forward-looking statements should be read in context with, and with the understanding of, the various other disclosures concerning the Company and its business made elsewhere in this Press Release as well as other public reports filed by the Company with the SEC. You should not place undue reliance on any forward-looking statements as a prediction of actual results or developments.

Any forward-looking statements by the Company are intended to speak as of the date thereof. We do not intend to update or revise any forward-looking statement contained in this Press Release to reflect new events or circumstances unless and to the extent required by applicable law. All forward-looking statements contained in this Press Release constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934 and, to the extent it may be applicable by way of incorporation of statements contained in this Press Release by reference or otherwise, Section 27A of the United States Securities Act of 1933, each of which establishes a safe-harbor from private actions for forward-looking statements as defined in those statutes.

Contact:

AVX Corporation, Greenville

Kurt Cummings

864-967-9303

finance@avx.com